UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2018

Retail Properties of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35481	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois 60523

(Address of Principal Executive Offices) (Zip Code)

(630) 634-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 23, 2018, Retail Properties of America, Inc. (the “Company”) amended and restated its existing credit agreement (the “Existing Credit Agreement”) with a number of financial institutions to provide for an unsecured credit facility in the aggregate amount of $1,100,000,000, consisting of an $850,000,000 unsecured revolving line of credit and a $250,000,000 unsecured term loan (together, the “Facility”). The Facility replaces the Company’s previous $1,200,000,000 unsecured credit facility. The Company has the ability to increase the available borrowings under the Facility (the revolving or term portion) by up to $500,000,000, for a total aggregate potential Facility size of $1,600,000,000. The Facility contains customary representations, warranties and covenants, and events of default, which are substantially similar to those under the previous facility.

The unsecured revolving line of credit under the Facility bears interest at a rate per annum equal to London Interbank Offered Rate (LIBOR) or the alternative base rate, plus a margin of between 1.05% and 1.50% (compared to 1.35% and 2.25% under the Existing Credit Agreement) based on the Company’s leverage ratio as calculated under the Facility, or a margin of between 0.825% and 1.55% (compared to 0.85% and 1.55% under the Existing Credit Agreement) based on a pricing grid that is based on the Company’s investment grade credit, respectively, plus a facility fee of between 0.15% and 0.30% (compared to an unused facility fee of between 0.15% and 0.25% depending on the amount of borrowings outstanding pursuant to the Existing Credit Agreement) based on the Company’s leverage ratio as calculated under the Facility, or between 0.125% and 0.30% (which is the same as under the Existing Credit Agreement) based on a pricing grid that is based on the Company’s investment grade credit, respectively. The unsecured term loan under the Facility bears interest at a rate per annum equal to LIBOR or the alternative base rate, plus a margin of between 1.20% and 1.70% (compared to 1.30% and 2.20% under the Existing Credit Agreement) based on the Company’s leverage ratio as calculated under the Facility, or a margin of between 0.90% and 1.75% (which is the same as under the Existing Credit Agreement) based on a pricing grid that is based on the Company’s investment grade credit, respectively. The Company may elect to irrevocably convert to the investment grade credit rating pricing grid at any time. Interest on amounts outstanding under the Facility is payable monthly.

The unsecured revolving line of credit matures on April 22, 2022 (extended from January 5, 2020 under the Existing Credit Agreement), which may be extended by the Company for two periods of six months each, subject to continued compliance with the terms of the Facility and the payment of an extension fee of 0.075% for each extension. The $250,000,000 unsecured term loan matures on January 5, 2021 (the same maturity date as under the Existing Credit Agreement). The Company may repay outstanding principal amounts under the Facility at any time without penalty or premium, except for LIBOR breakage costs. Any unpaid principal amounts are due and payable upon maturity of the Facility.

Upon closing, the Company repaid in full the unsecured term loan that was scheduled to mature on May 11, 2018 under the Existing Credit Agreement that had an outstanding balance of $100,000,000, and had outstanding the $250,000,000 unsecured term loan and $210,000,000 drawn on the unsecured revolving line of credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

	By:	/s/ Steven P. Grimes
Steven P. Grimes
Date: April 27, 2018		President and Chief Executive Officer